Ten Stix, Inc.
                                  P.O. Box 699
                            Idaho Springs, CO 80452


     This letter is to serve as an agreement between Ten Stix, Inc. and the owners of Catalina Dice

     Whereas, the owners of Catalina Dice own patent #5931471 (Catalina Dice) and would like Ten Stix, Inc. to have a non-exclusive representation agreement. We each agree to the following terms:

     1. John Bonito of Catalina Dice will have the final say on all pricing.

     2. John Bonito will order and supply at least all initial layouts and approve all layouts.

     3. The owners of Catalina Dice agree to accept all licensing situations that Ten Stix, Inc. proposes in regards to individual casino's rules and regulations unless Catalina Dice wants to get their own license.

     4. The owners of Catalina Dice agree to pay Ten Stix, Inc. 25% of all leased revenues derived from contacts initiated by Ten Stix, Inc. and/or its associates but with the principles of Catalina Dice doing all training and installation of said games. Furthermore, the owners of Catalina Dice agree to pay Ten Stix, Inc. a minimum of 40% of all leased revenues derived from casino locations where Ten Stix, Inc. and/or its associates sell, train and install Catalina Dice.

     5. The terms of this agreement shall be open ended; however, if either party wishes to terminate this agreement, they can with a 60 day notice to the other party and continued agreed-upon payments based on agreed-upon percentages.

Terms of this agreement are contingent upon Catalina Dice being operational in Sams Town, Las Vegas, Nevada no later than Feb. 1, 2001.

/s/ John P. Bonito                          /s/ Tom Sawyer
------------------                          --------------
John P. Bonito                              Tom Sawyer
Owner & CE, Catalina Dice                   President, Ten Stix, Inc.